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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Genaissance Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	06-1338846 (I.R.S. Employer Identification No.)
Five Science Park New Haven, Connecticut (Address of Principal Executive Offices)	06511 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates:	Not Applicable (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value per share
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        This Amendment No. 1 on Form 8-A/A amends and restates the Registration Statement on Form 8-A filed by Genaissance Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission on July 11, 2000 (File No. 000-30981).

Item 1. Description of Registrant's Securities to be Registered.

Common Stock and Non-Voting Common Stock

        The descriptions of the Company's common stock, $0.001 par value per share, and non-voting common stock, $0.001 par value per share, under the heading "Description of Genaissance's Capital Stock" in the joint proxy statement/prospectus (the "Prospectus") filed with the Securities and Exchange Commission on February 20, 2004 relating to the Company's registration statement on Form S-4 (File No. 333-112737) are incorporated herein by reference.

Preferred Stock

        The descriptions of the Company's undesignated preferred stock, $0.001 par value per share, and series A preferred stock, $0.001 par value per share, under the heading "Description of Genaissance's Capital Stock" in the Prospectus are incorporated herein by reference.

Anti-Takeover Provisions

        The descriptions of the anti-takeover effects of provisions of Delaware corporate law and the amended and restated certificate of incorporation, as amended, and amended and restated by-laws of the Company under the heading "Description of Genaissance's Capital Stock" in the Prospectus are incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.		Description
4.1		Amended and Restated Certificate of Incorporation of the Registrant, as amended. Filed herewith.
4.2	(1)	Amended and Restated By-Laws of the Registrant.
4.3	(2)	Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Registrant and Ram Trading, Ltd.

(1)
Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1, including all amendments thereto (File No. 333-35314).

(2)
Incorporated by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2003 (File No. 000-30981).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENAISSANCE PHARMACEUTICALS, INC.
Date: December 16, 2004	By:	/s/ BEN D. KAPLAN Ben D. Kaplan Senior Vice President and Chief Financial Officer

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE